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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 2)(1)


                          SHAMAN PHARMACEUTICALS, INC.
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                                (NAME OF ISSUER)


                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                   819319 10 4
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                                 (CUSIP NUMBER)



                        (CONTINUED ON FOLLOWING PAGE(S))

                               (PAGE 1 OF 6 PAGES)

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        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 819319 10 4                  13G                     Page 2 of 6 Pages
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   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  LISA A. CONTE

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [ ]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
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                          5      SOLE VOTING POWER
         NUMBER                     472,300 SHARES OF COMMON STOCK AND 121,667
           OF                       SHARES OF COMMON STOCK ISSUABLE UPON
         SHARES                     EXERCISE OF STOCK OPTIONS
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY          6      SHARED VOTING POWER
          EACH                      0
        REPORTING       --------------------------------------------------------
         PERSON           7      SOLE DISPOSITIVE POWER
          WITH                      472,300 SHARES OF COMMON STOCK AND 121,667
                                    SHARES OF COMMON STOCK ISSUABLE UPON
                                    EXERCISE OF STOCK OPTIONS
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                         0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  472,300 SHARES OF COMMON STOCK AND 121,667 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF STOCK OPTIONS
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.34% AS OF DECEMBER 31, 1997
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   12     TYPE OF REPORTING PERSON*
                  IN
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                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 819319 10 4                    13G                   Page 3 of 6 Pages


ITEM 1(a)        NAME OF ISSUER:

                 Shaman Pharmaceuticals, Inc.


ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 213 East Grand Avenue
                 South San Francisco, CA  94080


ITEM 2(a)        NAME OF PERSON FILING:

                 Lisa A. Conte (2)


ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 213 East Grand Avenue
                 South San Francisco, CA  94080


ITEM 2(c)        CITIZENSHIP:

                 United States


ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

                 Common Stock


ITEM 2(e)        CUSIP NUMBER:

                 819319 10 4


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(2)     Ms. Conte is the President and Chief Executive Officer of Issuer.
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CUSIP NO. 819319 10 4                    13G                   Page 4 of 6 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 (a)  [ ]  Broker or dealer registered under Section 15 of the
                           Act,

                 (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

                 (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

                 (d)  [ ]  Investment Company registered under Section 8 of the
                           Investment Company Act,

                 (e)  [ ]  Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940,

                 (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                 (g)  [ ]  Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G); see Item 7,

                 (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                 Not Applicable.

ITEM 4.          OWNERSHIP.

                 (a)   Amount Beneficially Owned:  See Row 9 of cover page.

                 (b)   Percent of Class: See Row 11 of cover page.

                 (c)   Number of shares as to which such person has:

                       (i) sole power to vote or to direct the vote: See Row 5 of cover page.

                       (ii) shared power to vote or to direct the vote: See Row 6 of cover page.


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CUSIP NO. 819319 10 4                    13G                   Page 5 of 6 Pages


                       (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page.

                       (iv) shared power to dispose or to direct the disposition of: See Row 8 of cover page.


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]




ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable.


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.


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CUSIP NO. 819319 10 4                    13G                   Page 6 of 6 Pages


ITEM 10.         CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 17, 1998


                                       /s/ LISA A. CONTE
                                       -----------------------------------------
                                       Lisa A. Conte